EXHIBIT 16.1

MARTINELLIMICK PLLC

A FRUCI & ASSOCIATES SUBSIDIARY

December 9, 2013

Securities and Exchange Commission

Office of the Chief Accountant

100 F Street NE

Washington DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of the Form 8-K dated December 5, 2013 of American Cordillera Mining

Corporation and have the following comments.

We are in agreement with paragraphs 1(i); 1(ii); 1(iv); and 1(v).

We have no basis to agree or disagree with paragraph 1(iii).

We have no basis to agree or disagree with the statement in paragraph 2.

/s/ MartinelliMick PLLC

MartinelliMick PLLC

Spokane, WA